As filed with the Securities and Exchange Commission on June 21, 1996

                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------


                                    FORM S-8

                             Registration Statement
                        Under The Securities Act of 1933
                              --------------------

                      EXPRESS AMERICA HOLDINGS CORPORATION
                      ------------------------------------
             (Exact name of Registrant as Specified in its Charter)

          DELAWARE                                       6282                                  86-0670679
- -------------------------------                    ----------------                          ---------------
(State or other jurisdiction of                   (Primary Standard                         (I.R.S. Employer
incorporation or organization)            Industrial Classification Code Number)           Identification No.)

                             Two Renaissance Square
                          40 North Central, 12th Floor
                             Phoenix, Arizona 85004
                                 (602) 417-8100
               ---------------------------------------------------
               (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)


                            Express America Holdings
                             Corporation 401(k) Plan
                            ------------------------
                            (Full title of the plan)

                       Robert W. Stallings, President and
                             Chief Executive Officer
                      Express America Holdings Corporation
                             Two Renaissance Square
                          40 North Central, 12th Floor
                             Phoenix, Arizona 85004
                                 (602) 417-8100
 ------------------------------------------------------------------------------
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                   Copies to:

                              Teresa M. Levy, Esq.
                            Michael Best & Friedrich
                            100 East Wisconsin Avenue
                                   Suite 3300
                           Milwaukee, Wisconsin 53202

If any of the securities being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
   Title of                                            Proposed                   Proposed
  Securities                                            Maximum                    Maximum                  Amount of
     to be                 Amount to be             Offering Price                Aggregate               Registration
  Registered             Registered(1)(2)            Per Share(3)                Offering(3)                   Fee
- ------------------------------------------------------------------------------------------------------------------------
 Common Stock
$0.01 par value              200,000                     $4.32                   $864,000.00                $297.93
   per share

- ------------------------------------------------------------------------------------------------------------------------


(1) Represents 200,000 shares reserved for issuance under the Express America Holdings Corporation 401(k) Plan (the "401(k) Plan").

(2)      Pursuant to Rule 416(c) under the  Securities  Act of 1933,  as amended
         (the "Securities Act"), this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan (including any interests in the 401(k) Plan trust) described herein.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1). The proposed maximum offering price per share is based upon the average of the high and low prices ($4.50 and $4.13, respectively) for the shares of Common Stock of $4.32 as reported on the NASDAQ National Market System on June 17, 1996.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The information required by Part I will be included in documents sent or given to participants in the Express America Holdings Corporation 401(k) Plan (the "401(k) Plan"). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


         Item 3.    Incorporation of Documents by Reference.
                    ----------------------------------------

                    The following documents filed by Express America Holdings Corporation (the "Company" or "Registrant") with the Commission are incorporated herein by reference and made a part hereof:

         (a) The Company's latest Annual Report on Form 10-K for the fiscal year ended September 30, 1995, which includes the consolidated financial statements of the Company as of September 30, 1995, 1994 and 1993, the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995, and the consolidated balance sheets at September 30, 1995 and 1994, together with the related notes and Report of Independent Auditors of the Company (dated December 26, 1995).

         (b) All other reports filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the last fiscal year for which financial statements were included in the report referred to in (a) above.

         (c) The description of the Company's Common Stock included in the Company's Registration Statement on Form S-1 (File No. 33-45038) which was declared effective by the Commission on March 17, 1992.


                    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.


         Item 4.    Description of Securities.
                    --------------------------

                    Not Applicable.


         Item 5.    Interests of Named Experts and Counsel.
                    ---------------------------------------

                    Not Applicable.

         Item 6.    Indemnification of Directors and Officers.
                    ------------------------------------------

                    The Company is incorporated under the laws of the State of Delaware. Delaware law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with that action, suit or proceeding, to the extent that person: (i) acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation (including with respect to any employee benefit plan actions in good faith and in a manner reasonably believed to be in the interests of the beneficiaries of that employee benefit plan); and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

                    Delaware law also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above (that is, a derivative action or suit) against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with the defense or settlement of such an action or suit if that person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless and to the extent that the Court or Chancery or the court in which the action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                    Delaware law further provides that: (i) to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter in any such action, suit or proceeding, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection with that claim, issue or matter; (ii) indemnification provided for by Delaware law shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of a corporation against any liability asserted against that person or incurred by that person in any such capacity or arising out of that person's status as such whether or not the corporation would have the power to indemnify against such liabilities under Delaware law.

                    Delaware law also provides that determinations with respect to indemnification shall be made: (i) by the board of directors of a corporation by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (ii) by independent legal counsel in a written opinion in cases where a quorum is not obtainable, or even if obtainable, when a quorum if disinterested directors so directs; or (iii) by the stockholders of the corporation.

                    Articles 8 and 9 of the Company's Articles of Incorporation provide as follows:

                    "ARTICLE 8:  Indemnification.
                                 ----------------

                    A. The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereinafter be amended, indemnify any and all persons who it shall have power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                    B. If a claim under paragraph A. of this Article is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                    ARTICLE 9: Director's Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

         Article VII of the Company's Bylaws provides as follows:

                    "Section 7.1 Indemnification. The Corporation shall indemnify and advance expenses to, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceedings, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative, or otherwise, by reason of the fact that such person is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, fiduciary, employee or agent of another corporation, partnership, joint venture or trust or other enterprise. The indemnification and advancement of expenses provided for herein shall be construed as a general authorization of advancement of expenses, and such indemnification will not create an obligation to repay unless a specific determination is made that the person is not entitled to be indemnified as authorized by law. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. The indemnification and advancement of expenses provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office."

         The Company has obtained Directors' and Officers' Liability Insurance which provides insurance against certain civil liabilities, including certain liabilities under the federal securities laws. The Company also has entered into separate indemnification agreements with its directors and officers which would require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from fraud, actual dishonesty, willful misconduct, or violation of Section 16(c) of the Exchange Act. The agreements also would require the Company to advance directors' and officers' expenses in certain circumstances.


         Item 7.    Exemption from Registration Claimed.
                    ------------------------------------

                    Not Applicable.


         Item 8.    Exhibits.
                    ---------

                    The Exhibits to this Registration Statement are listed in the Exhibit Index on page 11 of this Registration Statement, which Exhibit Index is incorporated herein by reference.

                    Pursuant to Item 8(b), in lieu of an opinion of counsel regarding compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or an Internal Revenue Service ("IRS") determination letter that the 401(k) Plan is qualified under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant will submit the 401(k) Plan to the IRS in a timely manner and will make all changes required by the IRS to qualify the 401(k) Plan.


         Item 9.    Undertakings.
                    -------------

         The undersigned Registrant hereby undertakes as follows:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, each filing of the Registrant's or the 401(k) Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the
                  Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The Registrant undertakes to deliver or cause to be delivered with the prospectus, if not already delivered, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished to and meeting the requirements of Rule 14a-3 or 14c-3 under the Exchange Act, unless such employee otherwise has received a copy of such report, in which case the Registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written or oral request of the employee, and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Express America Holdings Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on June 21, 1996.


                                  EXPRESS AMERICA HOLDINGS CORPORATION



                                  By: /s/ Robert W. Stallings
                                     ---------------------------
                                     Robert W. Stallings, Chairman of the Board,
                                       Chief Executive Officer and President




                                POWER OF ATTORNEY


                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Stallings and James
R. Reis, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting singly, full power and authority to do and perform each and every act and thing necessary and requisite to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                               Title                                       Date
     ---------                               -----                                       ----

/s/ Robert W. Stallings                Chairman of the Board,                        June 21, 1996
- -------------------------                   Chief Executive Officer
Robert W. Stallings                         and President (Principal
                                            Executive Officer)



/s/ James R. Reis                      Vice Chairman and Chief                       June 21, 1996
- --------------------------                  Financial Officer
James R. Reis                               (Principal Financial Officer)




/s/ John C. Cotton                     Director                                      June 21, 1996
- --------------------------
John C. Cotton




/s/ Roy A Herberger, Jr.               Director                                      June 21, 1996
- ---------------------------
Roy A Herberger, Jr.




/s/ John M. Holliman III               Director                                      June 21, 1996
- ----------------------------
John M. Holliman III




/s/ Stephen A McConnell                Director                                      June 21, 1996
- -----------------------------
Stephen A McConnell




/s/ Paul J. Renze                      Director                                      June 21, 1996
- -----------------------------
Paul J. Renze

         Pursuant to the requirements of the Securities Act of 1933, as amended the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix and the State of Arizona, on the 21 day of June, 1996.




                                    EXPRESS AMERICA HOLDINGS CORPORATION
                                       401(K) PLAN ADMINISTRATOR:


                                    EXPRESS AMERICA HOLDINGS CORPORATION




                                    By: /s/ James R. Reis
                                        ----------------------------------------
                                        James R. Reis, Vice Chairman and
                                          Chief Financial Officer



                                    By: /s/ James M. Hennessy
                                        ----------------------------------------
                                        James M. Hennessy, Senior Vice President

                                  EXHIBIT INDEX

                                                                                           Page Number in
Regulation S-K                                                                              Sequentially
 Exhibit No.               Description of Document                                          Numbered Copy
 -----------               -----------------------                                          -------------


Exhibit 4.1                Restated Certificate of Incorporation of Registrant(1)


Exhibit 4.2                Amended and Restated Bylaws of Registrant(2)


Exhibit 4.3                Express America Holdings Corporation 401(k) Plan.......................


Exhibit 5                  Opinion of Michael Best & Friedrich....................................


Exhibit 24.1               Consent of KPMG Peat Marwick LLP.......................................


Exhibit 24.2               Consent of Michael Best & Friedrich (included in Exhibit 5)
- ---------------

(1) Incorporated by reference to Exhibit 3.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 (the "1993 Form 10-K").

(2)      Incorporated by reference to Exhibit 3.2 of the 1993 Form 10-K.